Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, Zapp Electric Vehicles Group Limited.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Zapp Electric Vehicles Group Limited effective at the opening of the trading session on July 28, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2) and 5550(b)(2).
The Company was notified of the Staff determination on May 16, 2025.
On March 25, 2025, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 2 , 2025, Staff issued an Additional Staff Delist Determination Letter. On May 1, 2025, the hearing was held. On May 16, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange. A Decision letter was issued on May 16, 2025. The Company securities were suspended on May 20, 2025. The Staff determination to delist the Company securities became final on May 20, 2025.